Exhibit 19

Acadia Healthcare Company, Inc.
Insider Trading Policy and Disclosure Policy

Amended and Restated as of February 13, 2025

PURPOSE

This Insider Trading and Disclosure Policy (the “Policy”) applies to all transactions in the securities of Acadia Healthcare Company, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. This Policy is intended to promote compliance with securities laws that prohibit persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of the Company and its subsidiaries. This Policy also applies to family members, other members of a person's household and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Company's securities (collectively referred to in this Policy as “Company Securities”), including the Company's common stock, options to purchase common stock, or any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company's Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, and its directors and officers does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

ADMINISTRATION OF THE POLICY

The General Counsel shall serve as the Compliance Officer for the purposes of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

STATEMENT OF POLICY

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It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

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Engage in transactions in Company Securities, except as otherwise specified in this Policy;
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Recommend the purchase or sale of any Company Securities;
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Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of information regarding the Company; or
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Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about another company including any with which the Company does business or with which the Company is involved in a potential transaction or business relationship, such as a customer or supplier of the Company, may engage in transactions in that company's securities until the information becomes public or is no longer material.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

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Projections of future earnings or losses, or other earnings guidance;
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Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A pending or proposed joint venture;
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A Company restructuring;
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Significant related party transactions;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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Bank borrowings or other financing transactions out of the ordinary course;

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The establishment of a repurchase program for Company Securities;
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A change in the Company's pricing or cost structure;
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Major marketing changes;
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A change in senior management;
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A change in auditors or notification that the auditor's reports may no longer be relied upon;
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Development of a significant new product, process, or service;
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Pending or threatened significant litigation or regulatory action or the resolution of such litigation or regulatory action;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier;
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A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
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The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC's website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Exhibit 19

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

PROHIBITION AGAINST SHORT SELLING

No director, officer or employee of the Company may engage in “short-selling” which means to sell any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation.

TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company's plans (including a “net” exercise), or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director's, officer's or other employee's attention on short-term performance at the expense of the Company's

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long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director or officer to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company's other shareholders. Therefore, directors and officers are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors and officers are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

PRE-CLEARANCE AND QUARTERLY TRADING WINDOWS

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. Directors, executive officers and any other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer.

Quarterly Trading Restrictions. Directors, executive officers and any other persons designated by the Compliance Officer as subject to this restriction, as well as the Family Members and Controlled Entities of such persons, may only conduct transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company's quarterly earnings and ending two weeks prior to the close of the next fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade outside a Window Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Company Securities.

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RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of (i) 90 days after the adoption or modification of the Rule 10b5-1 plan or (ii) two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

No pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company's Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment.

In addition, an individual's failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

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CERTIFICATION

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

REFERENCES

Exhibit A - Certification

Exhibit 19

Exhibit A

CERTIFICATION

I certify that:

I have read and understand the Company’s Insider Trading and Disclosure Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

Since November 1, 2011, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:

Signature:

Date: